Renmin Tianli Group, Inc. Completes Acquisition of Equity Interest in Bamboo Cultivation and Processing Business in Chongqing

WUHAN CITY, China, May 2, 2018 /PRNewswire/ -- Renmin Tianli Group, Inc. (NASDAQ:ABAC) ("Renmin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced that, on April 30, 2018, it completed the acquisition of a 10% equity interest in Youyang County Jinzhu Forestry Development Co. Ltd. (“Jinzhu Forestry”), a bamboo cultivation and processing facility located in Youyang County, Chongqing, for a total consideration of RMB 18 million (approximately $2.8 million) and 2,000,000 shares of Renmin Tianli’s common stock. The acquisition was accomplished by acquiring all of the issued and outstanding capital stock of Chongqing Kangduo Commercial Trade Co., Ltd., a private corporation which holds 10% of the outstanding equity of Jinzhu Forestry.

Jinzhu Forestry commenced operations in April 2016. It currently operates a bamboo plantation of approximately 3,853.5 mu (approximately 635 acres) on which it will construct a bamboo processing facility. Bamboo is a fast-growing plant which can be used as a substitute for wood in a variety of uses, including flooring, furniture and as a construction material. The cultivation of bamboo is an activity favored by the Chinese Government, particularly as the country attempts to expand its forests. Although Jinzhu Forestry is anticipated to begin generating operating profits within the next two years, for 2016 and 2017 it operated slightly below break-even.

About Renmin Tianli Group, Inc.

Renmin Tianli Group, Inc. (the "Company"), previously known as Aoxin Tianli Group, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com